Exhibit 22

List of Guarantors and Subsidiary Issuers of Guaranteed Securities

From time to time Acuity Brands Lighting, Inc., a Delaware corporation, may issue debt securities under a registration statement on Form S-3 filed with the Securities and Exchange Commission that are fully and unconditionally guaranteed by Acuity Brands, Inc. (the “Company”) and the following subsidiary of the Company.

Subsidiary Name	State or Country of Incorporation or Formation
ABL IP Holding LLC	Georgia